Exhibit 99.1

HighPeak Energy, Inc. Announces Third Quarter 2022 Results and Operational Updates

Fort Worth, Texas, November 14, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced financial and operating results for the third quarter 2022 and provided current operational updates.

Third Quarter 2022 and Current Highlights

●

HighPeak third quarter 2022 net sales volumes averaged 26,247 barrels of oil equivalent per day (“Boe/d”), an increase of 19% compared with second quarter 2022, consisting of 83% crude oil and 93% liquids.

●	Fourth quarter sales volumes to date have averaged approximately 35,750 Boe/d, an increase of approximately 63% compared with second quarter 2022.

●	EBITDAX (a non-GAAP financial measure as defined and reconciled below) associated with third quarter 2022 net sales volumes was $169.7 million, an increase of 25% compared with second quarter 2022.

●

As a result of the Company’s 2022 acquisitions and successful leasing campaign, as of September 30, 2022 the Company had over 105,000 net acres, an increase of approximately 68% compared with year-end 2021.

●

Subsequent to quarter end, the Company increased the borrowing base to $550.0 million and aggregate elected commitments to $525.0 million under its Revolving Credit Facility and issued $225.0 million of 10.625% Senior Notes due November 2024.

●	Third quarter 2022 realized price of $84.53 per Boe and realized cash operating margin of $72.01 per Boe, or approximately 85% of the realized price, excluding the effects of derivatives.

●

HighPeak averaged six (6) drilling rigs throughout the third quarter 2022. The Company plans to maintain its current six (6) rig drilling program and average three (3) frac fleets throughout the fourth quarter of 2022.

●	HighPeak had 57 gross (46.7 net) horizontal wells in various stages of drilling and completion plus two salt-water disposal wells in progress at the end of the third quarter.

HighPeak CEO, Jack Hightower said “Looking over our brief history as a public company, we have expanded our development program across the entirety of our acreage position and in several formations and, as a result, we have delineated significant proven reserves. We have also continued to improve performance as evidenced by our 2022 average well results outperforming earlier vintage wells. This speaks to the quality of the reservoirs across our entire block and the bright future ahead for HighPeak. In addition, we have increased production and cash flow at a rate rarely ever seen in the industry and we accomplished most of this growth organically. For example, our current quarter to date production rate is over 60% higher than our second quarter average. HighPeak achieved this monumental feat, in spite of experiencing the same supply chain constraints and inflationary pressures faced by our industry throughout the past year, while maintaining a very healthy balance sheet.”

Mr. Hightower commented further, “Our extraordinary cash margin, driven by our high oil-cut and low cost structure, is thirty-six percent higher than our peer average and generates EBITDA growth that our peers have not been able to replicate. We believe it’s only a matter of time before the broader market begins to see the dislocation between where our share price is currently trading and the intrinsic value we have created for our shareholders. This is one reason the management team and our largest legacy investors purchased over 90% of our recent $85 million equity private placement.”

Acquisitions

During the first nine months of 2022, the Company completed multiple acquisitions and leasehold purchases contiguous to its Flat Top and Signal Peak operating areas which, in aggregate, added over 42,000 net acres. The acquired properties provide high-margin oil production, a significant number of proved drilling locations along with additional upside opportunity and robust in-field infrastructure consisting of salt-water disposal systems, produced fluid gathering pipelines and substantial non-potable water sourcing capacity.

Since year-end 2021, the Company’s net acreage position has increased approximately 68%, expanding from 63,000 net acres to over 105,000 net acres as of September 30, 2022.

Third Quarter Operational Update

The Company’s net sales volumes during the third quarter 2022 averaged 26,247 Boe/d, consisting of approximately 83% oil and 93% liquids. Third quarter daily production increased 19% compared with the second quarter with oil production up about 16% compared with the second quarter. The Company’s production has continued to increase significantly since the end of the third quarter and has averaged approximately 35,750 Boe/d to date during the fourth quarter.

During the third quarter of 2022, the Company drilled 27 gross (26.5 net) operated horizontal wells and one salt-water disposal well utilizing six drilling rigs. Also, the Company completed 29 gross (27.0 net) operated horizontal wells during the third quarter of 2022. At September 30, 2022, the Company was in various stages of completion on 40 gross (37.6 net) operated horizontal wells, two salt-water disposal wells and was drilling 9 gross (8.8 net) horizontal wells.

Since the end of the second quarter 2022, the Company has advanced its ESG and capital expenditure reduction initiatives. Currently two rigs and one frac crew are using dual fuel, a second frac crew is now fully utilizing wet sand and one drilling rig is currently powered entirely with high line power.

Michael Hollis, HighPeak’s President, commented, “I am proud and humbled with what the HighPeak team has accomplished over the last year. We have increased production 220% year over year and, of that, roughly 190% is organic growth. As we have developed our 105,000 acres both geographically over substantially all of our Flat Top and Signal Peak acreage and stratigraphically in multiple zones, our 2022 blended results are more productive per lateral foot than the prior two years. We continue to increase the use of recycled stimulation fluid, electrification of our production and drilling activities, the use of wet sand in our completion operations, as we have begun utilizing wet sand for our second frac fleet. Additionally, we have been upgrading to instrument air pneumatics on our horizontal central tank batteries in Flat Top and anticipate being fully switched over by the end of the fourth quarter in Flat Top and by the first half of 2023 in Signal Peak. We have accomplished all these initiatives despite the difficult headwinds of inflation, supply-chain issues, tightness in every aspect of our business while continuing to operate in a safe and environmentally friendly manner. Again, a heartfelt thanks goes out to each and every HighPeak employee.”

Third Quarter 2022 Financial Results

HighPeak reported net income of $107.9 million for the third quarter of 2022, or net income of $0.85 per diluted share.  EBITDAX was $169.7 million, or $1.34 per diluted share, an increase of 25% quarter over quarter.

Third quarter 2022 average realized prices were $94.21 per barrel of crude oil, $36.59 per barrel of natural gas liquids and $7.73 per Mcf of natural gas, resulting in an overall realized price of $84.53 per Boe, or 93% of the weighted average of NYMEX crude oil prices, excluding the effects of derivatives. HighPeak’s cash costs for the third quarter were $13.30 per Boe including lease operating expenses of $7.23 per Boe, expense workovers of $0.93 per Boe, production and ad valorem taxes of $4.36 per Boe and cash G&A expenses of $0.78 per Boe. The Company’s unhedged cash margin was $71.23 per Boe, or 84% of our overall realized price per Boe for the quarter, excluding the effects of derivatives. The increase in the Company’s third quarter workover expense was mainly related to non-recurring workover operations on the 2022 acquired producing properties.

During the third quarter 2022, the Company closed an aggregate $85 million private placement of 3.9 million newly issued shares of the Company’s common stock at a price per share of $21.61 as determined by the 5-day volume weighted average closing price for the five days immediately prior to August 22, 2022. Purchasers, among others, included Jack Hightower, Chief Executive Officer, additional members of the Company’s management team and The John Paul DeJoria Family Trust. The private placement capital raise improved the balance sheet, lowered leverage and enhanced the Company’s liquidity.

At September 30, 2022, the Company had a net debt balance of approximately $545.7 million, consisting of $355.0 million in outstanding borrowings under its Revolving Credit Facility, $225.0 million in long-term notes outstanding and $34.3 million of cash on hand.  In October 2022, the Company amended its Revolving Credit Facility to increase the borrowing base to $550.0 million and elected commitments to $525.0 million. In early November 2022, the Company issued $225.0 million of 10.625% Senior Notes due November 2024 in a private placement. The Company used the majority of the net proceeds from the private placement to reduce the outstanding balance of its Revolving Credit Facility.

Hedging Update

As of September 30, 2022, the Company hedged 1.07 million barrels of its remaining 2022 crude oil production at an average swap price of $85.85 per barrel and 1.72 million barrels of its 2023 crude oil production at an average swap price of $71.57 per barrel. The Company’s crude oil derivative contracts are based on reported settlement prices on the New York Mercantile Exchange (“NYMEX”) for West Texas Intermediate pricing. The Company also hedged 460,000 MMBtu of its remaining 2022 natural gas production and 450,000 MMBtu of its 2023 natural gas production at an average price of $9.00 per MMBtu. The Company’s natural gas derivative contracts are based on reported settlement prices on the NYMEX for Henry Hub pricing.

Dividend

In January, April and July 2022, the Company’s Board of Directors declared a quarterly dividend of $0.025 per share which resulted in a total of $2.4 million, $2.6 million and $2.7 million in dividends paid to stockholders on February 25, 2022, May 25, 2022 and August 25, 2022, respectively. In addition, in October 2022, the Company’s Board of Directors declared a quarterly dividend of $0.025 per share which will result in a total of $2.8 million in dividends paid on November 23, 2022 to stockholders of record on November 1, 2022.

Conference Call

HighPeak Energy will host a conference call and webcast on Tuesday, November 15, 2022, at 10:00 a.m. Central Time for investors and analysts to discuss its third quarter 2022 financial results and operational highlights. Conference call participants may register for the call here. Access to the live audio-only webcast and replay of the earnings release conference call may be found here. A live broadcast of the earnings conference call will also be available on the HighPeak Energy website at www.highpeakenergy.com under the “Investors” section of the website. A replay will also be available on the website following the call.

When available, a copy of the Company’s earnings release, investor presentation and Quarterly Report on Form 10-Q may be found on its website at www.highpeakenergy.com.

Conference Participation

The Company will participate in one-on-one investor meetings during the upcoming 17th Annual Capital One Securities Energy Conference on December 6th and 7th, 2022 in Houston, Texas.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. (“HighPeak Energy,” the “Company” or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company’s control.

These risks and uncertainties include, among other things, volatility of commodity prices, political instability or armed conflict in crude oil or natural gas producing regions such as the ongoing war between Russia and Ukraine, OPEC+ policy decisions, inflationary pressures on costs of oilfield goods, services and personnel, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy’s crude oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of crude oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

HighPeak Energy, Inc. Unaudited Condensed Consolidated Balance Sheet Data (In thousands)

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Cash and cash equivalents	$34,348	$22,417	$35,850	$34,869
Other current assets	114,329	123,566	65,283	52,085
Crude oil and natural gas properties, net	1,883,381	1,596,082	1,037,433	725,615
Other noncurrent assets	10,204	6,707	6,152	6,391
Total assets	$2,042,262	$1,748,772	$1,144,718	$818,960

Current liabilities	$260,350	$272,119	$179,646	$103,000
Long-term debt, net	561,756	488,532	203,197	97,929
Other long-term liabilities	119,411	87,733	67,994	64,968

Stockholders' equity
Common stock	11	11	10	10
Additional paid-in capital	1,004,778	909,325	777,501	617,489
Retained earnings (accumulated deficit)	95,956	(8,948)	(83,630)	(64,436)
Total stockholders' equity	1,100,745	900,388	693,881	553,063
Total liabilities and stockholders' equity	$2,042,262	1,748,772	$1,144,718	$818,960

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating Revenues:
Crude oil sales	$189,441	$44,785	$467,305	$116,640
Natural gas and NGL sales	14,673	2,687	30,466	4,819
Total operating revenues	204,114	47,472	497,771	121,459
Operating Costs and Expenses:
Crude oil and natural gas production	19,707	6,710	45,748	13,629
Production and ad valorem taxes	10,526	1,783	25,833	5,990
Exploration and abandonments	290	488	683	1,142
Depletion, depreciation and amortization	42,624	13,917	94,531	43,737
Accretion of discount	125	44	245	116
General and administrative	1,877	1,666	5,833	5,042
Stock-based compensation	10,655	905	29,210	2,894
Total operating costs and expenses	85,804	25,513	202,083	72,550
Income from operations	118,310	21,959	295,688	48,909
Interest and other income	1	—	253	1
Interest expense	(14,608)	(947)	(29,142)	(1,153)
Derivative loss, net	35,798	(10,820)	(42,487)	(24,416)
Other expense	—	—	—	(127)
Income before income taxes	139,501	10,192	224,312	23,214
Income tax expense	31,597	2,145	55,357	4,680
Net income	$107,904	$8,047	$168,955	$18,534

Earnings per share:
Basic net income	$0.90	$0.07	$1.48	$0.18
Diluted net income	$0.85	$0.08	$1.40	$0.18

Weighted average shares outstanding:
Basic	108,681	92,676	102,614	92,648
Diluted	115,118	92,678	109,144	92,715

Dividends declared per share	$0.025	$0.125	$0.075	$0.125

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$168,955	$18,534
Adjustments to reconcile net income to net cash provided by operations:
Exploration and abandonment expense	134	698
Depletion, depreciation and amortization expense	94,531	43,737
Accretion expense	245	116
Stock based compensation expense	29,210	2,894
Amortization of debt issuance costs	3,261	259
Amortization of original issue discount on senior notes	4,609	—
Derivative-related activity	(21,656)	19,402
Deferred income taxes	55,357	4,680
Changes in operating assets and liabilities:
Accounts receivable	(43,822)	(16,168)
Prepaid expenses, inventory and other assets	(7,148)	(7,816)
Accounts payable, accrued liabilities and other current liabilities	19,130	21,401
Net cash provided by operating activities	302,806	87,737
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to crude oil and natural gas properties	(725,107)	(154,599)
Changes in working capital associated with crude oil and natural gas property additions	142,299	15,995
Acquisitions of crude oil and natural gas properties	(258,385)	(53,276)
Proceeds from sales of properties	—	3,234
Other property additions	(2,158)	(453)
Net cash used in investing activities	(843,351)	(189,099)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facility	450,000	95,000
Repayments under revolving credit facility	(195,000)	—
Proceeds from issuance of senior unsecured notes, net of discount	210,179	—
Proceeds from issuance of common stock in private placement	85,000	—
Debt issuance costs	(9,221)	(1,757)
Proceeds from exercises of warrants	7,780	5,466
Proceeds from subscription receivable from exercise of warrants	—	3,596
Proceeds from exercises of stock options	120	1,574
Dividends paid	(7,636)	(9,274)
Dividend equivalents paid	(908)	(829)
Stock issuance costs	(290)	—
Net cash provided by financing activities	540,024	93,776
Net decrease in cash and cash equivalents	(521)	(7,586)
Cash and cash equivalents, beginning of period	34,869	19,552
Cash and cash equivalents, end of period	$34,348	$11,966

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Three Months Ended September 30,
	2022	2021
Sales Volumes:
Crude oil (Bbls)	2,010,799	641,238
NGLs (Bbls)	232,739	61,949
Natural gas (Mcf)	1,026,878	289,520
Total (Boe)	2,414,684	751,440

Daily Sales Volumes:
Crude oil (Bbls/d)	21,857	6,970
NGLs (Bbls/d)	2,530	673
Natural gas (Mcf/d)	11,162	3,147
Total (Boe/d)	26,247	8,168

Revenues (in thousands):
Crude oil sales	$189,440	$44,785
Crude oil derivative settlements	(2,676)	(3,977)
NGL and natural gas sales	14,674	2,687
Natural gas derivative settlements	375	—
Total Revenues, including derivative settlements	$201,813	$43,495

Average sales prices:
Crude oil (per Bbl)	$94.21	$69.84
Crude oil derivative settlements (per Bbl)	(1.33)	(6.20)
NGL (per Bbl)	36.59	35.83
Natural gas (per Mcf)	7.73	3.69
Natural gas derivative settlements (per Mcf)	0.37	—
Total, including derivative contract settlements (per Boe)	$83.58	$57.88

Weighted Average NYMEX WTI ($/Bbl)	$90.84	$70.70
Weighted Average NYMEX Henry Hub ($/Mcf)	8.25	3.69
Realization to benchmark
Crude oil (per Bbl)	104%	99%
Natural gas (per Mcf)	94%	100%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$19,707	$6,710
Production and ad valorem taxes	10,526	1,783
General and administrative expenses	1,877	1,666
Depletion, depreciation and amortization	42,624	13,917

Operating costs per Boe:
Lease operating expenses	$8.16	$8.93
Production and ad valorem taxes	4.36	2.37
General and administrative expenses	0.78	2.22
Depletion, depreciation and amortization	17.65	18.52

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Nine Months Ended September 30,
	2022	2021
Sales Volumes:
Crude oil (Bbls)	4,631,095	1,791,002
NGLs (Bbls)	516,989	134,110
Natural gas (Mcf)	2,117,059	610,114
Total (Boe)	5,500,927	2,026,798

Daily Sales Volumes:
Crude oil (Bbls/d)	16,964	6,560
NGLs (Bbls/d)	1,894	491
Natural gas (Mcf/d)	7,755	2,235
Total (Boe/d)	20,150	7,424

Revenues (in thousands):
Crude oil sales	$467,305	$116,640
Crude oil derivative settlements	(64,519)	(5,015)
NGL and natural gas sales	30,466	4,819
Natural gas derivative settlements	375	—
Total Revenues, including derivative settlements	$433,627	$116,444

Average sales prices:
Crude oil (per Bbl)	$100.91	$65.13
Crude oil derivative settlements (per Bbl)	(13.93)	(2.80)
NGL (per Bbl)	41.23	31.16
Natural gas (per Mcf)	6.47	3.09
Natural gas derivative settlements (per Mcf)	0.18	—
Total, including derivative contract settlements (per Boe)	$78.83	$57.45

Weighted Average NYMEX WTI ($/Bbl)	$98.25	$65.92
Weighted Average NYMEX Henry Hub ($/Mcf)	7.17	3.40
Realization to benchmark
Crude oil (per Bbl)	103%	99%
Natural gas (per Mcf)	90%	91%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$45,748	$13,629
Production and ad valorem taxes	25,833	5,990
General and administrative expenses	5,833	5,042
Depletion, depreciation and amortization	94,531	43,737

Operating costs per Boe:
Lease operating expenses	$8.31	$6.72
Production and ad valorem taxes	4.70	2.96
General and administrative expenses	1.06	2.49
Depletion, depreciation and amortization	17.18	21.58

HighPeak Energy, Inc.
Unaudited Reconciliation of Net Income to EBITDAX
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$107,904	$8,047	$168,955	$18,534
Interest expense	14,608	947	29,142	1,153
Interest and other income	(1)	—	(253)	(1)
Income tax expense	31,597	2,145	55,357	4,680
Depletion, depreciation and amortization	42,624	13,917	94,531	43,737
Accretion of discount	125	44	245	116
Exploration and abandonment expense	290	488	683	1,142
Stock-based compensation	10,655	905	29,210	2,894
Derivative-related noncash activity	(38,098)	6,844	(21,656)	19,402
Other expense	—	—	—	127
EBITDAX	$169,704	$33,337	$356,214	$91,784

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.